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Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333-            ) and related Prospectus of Packaging Corporation of America for the registration of 17,825,000 shares of its common stock and to the incorporation by reference therein of our report dated February 18, 2005, with respect to the balance sheets of Southern Timber Venture, LLC as of December 31, 2004 and 2003, and the related statements of operations, members' equity, and cash flows for the years then ended, which report appears in Form 10-K/A (Amendment No. 1 to the Annual report on Form 10-K) for the year ended December 31, 2004.

Grantham, Poole, Randall, Reitano, Arrington & Cunningham, PLLC

/s/  GRANTHAM, POOLE, RANDALL, REITANO, ARRINGTON & CUNNINGHAM, PLLC

Jackson, Mississippi
December 8, 2005

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  Exhibit 23.2